For more information, contact:
                             Randy Burkhalter, NorAm Energy Corp.
                                                   (713) 654-7502



            NorAm Energy Reports Third Quarter Results

          Houston, TX -- November 2, 1995 -- NorAm Energy Corp. reported a net loss of $14.3 million for the third quarter compared to a $21.6 million loss for the same period last year. After preferred dividends, the net loss was $16.3 million, or $0.13 per share, compared to a loss of $23.6 million, or $0.19 per share in 1994. The 31% improvement was due primarily to increased operating income which totaled $16.1 million, almost double the $8.2 million in third quarter of 1994.

          The loss for the quarter reflects the normal seasonal pattern of earnings, which follow the residential and commercial demand for natural gas for heating purposes in NorAm Energy's operating territories.

          The Distribution segment reported an operating loss of $5.2 million for the quarter compared to a loss of $11.0 million for the third quarter of 1994. Higher rates at Minnegasco and Entex contributed $1.5 million to the improvement in operating income. Other positive contributions were improved results from non-utility operations, which contributed $1.0 million to the increase, and reduced operating expenses of $1.1 million. Each of the Distribution divisions also experienced colder weather in the month of September compared to last year, which increased operating income by $0.6 million.

          Distribution throughput increased 10% to 94.3 billion cubic feet (Bcf) from 86.0 Bcf last year, due in large part to increased industrial sales.

          Operating income for the Trading & Transportation Group improved to $23.7 million for the third quarter compared to $22.1 million for the third quarter of 1994. Trading & Transportation Group throughput for the quarter increased 54.6% to 313.0 million MMBtu from 202.4 million MMBtu last year. This increase was due primarily to increased sales to wholesale markets by NorAm Energy Services as well as increased transportation throughput from both of the company's interstate pipelines.

          Interest expense decreased to $41.4 million for the quarter compared to $43.3 million for third quarter last year. Interest expense has declined each quarter this year and totaled $118.2 million for the nine months ended September 30, 1995

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compared to $127.0 million for the same period last year, a decrease of approximately 7%.

          "I'm pleased with the progress of the Trading and Transportation Group, the performance from our Distribution segment and with the continued reduction of interest expense. These gains in a relatively weak gas market, validate our assertion that NorAm s business fundamentals are continuing to improve," stated Milt Honea, Chairman, President and Chief Executive Officer.

          During the quarter the company issued $200 million of 5-year notes with a coupon of 7.50%, and in October retired $150 million of 9.45% notes.

          Earnings available to common stock for the first nine months of the year was $24.7 million, or $0.20 per common share on an average of 123.6 million shares outstanding. This compares to earnings of $21.1 million, or $0.17 per common share on an average of 122.4 million shares outstanding for nine months last year, in both cases after satisfying the preferred dividend requirement of $5.9 million.

          "The natural gas industry is evolving to a more market-based industry where value-added services and customer satisfaction are essential. We must take advantage of the opportunities afforded by the new market-place, especially in the retail energy market behind the city-gate. With the establishment of NorAm Energy Management to meet the emerging needs of the large commercial and industrial customers, we are moving forward in the new environment," continued Honea.

          NorAm Energy Corp. (NYSE: NAE), is the nation s third largest natural gas utility serving over 2.7 million customers through its Entex, Arkla and Minnegasco distribution divisions. NorAm Energy is also a major natural gas pipeline and energy marketer providing supply, gathering, storage, transportation and wholesale electric services through NorAm Trading and Transportation Group. This Group includes NorAm Gas Transmission, Mississippi River Transmission, NorAm Field Services and NorAm Energy Services. NorAm Energy Management is the company's retail energy supplier, providing total energy portfolios to industrial and large commercial customers.


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